                                                                  Exhibit No. 11

                 Statement re Computation of Earnings Per Share

                                                                  Year Ended
                                                              December 31, 2001
                                                              -----------------

Income available to common stockholders                              $5,000,401

Weighted average shares outstanding                                   2,580,173

Basic earnings per share                                                  $1.94

Income for diluted earnings per share                                $5,000,401

Total weighted average common shares
and equivalents outstanding for
diluted computation                                                   2,580,173

Diluted earnings per share                                                $1.94